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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-119424 of Nutmeg Life Insurance Company Separate Account One on Form N-4, of our report dated March 24, 2006, relating to the financial statements of Nutmeg Life Insurance Company as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 3, 2006